Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

COURTSIDE GROUP, INC.

Courtside Group, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 25, 2014, as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 30, 2015, is hereby further amended by striking out Article IV thereof and by substituting in lieu of said Article the new Article IV set forth as follows, in order to increase the number of authorized shares of the Corporation:

ARTICLE IV

The aggregate number of shares of stock which the Corporation shall have authority to issue is two hundred million (200,000,000) shares of capital stock, all of which shall be designated as “Common Stock” and have a par value of $0.00001 per share.

SECOND: Upon the effectiveness of such amendment to Article IV, and without any further action on the part of the Corporation or its stockholders, the Certificate of Incorporation of the Corporation is hereby further amended such that each share of Common Stock outstanding immediately prior to the effectiveness of this Certificate of Amendment shalt be changed into and reclassified as One Thousand (1,000) fully paid and nonassessable shares of Common Stock with a par value of $0.00001 (with actional shares being permitted).

THIRD: All of the directors of the Corporation have, at a meeting of the Board of Directors of the Corporation duly held on October 21 ,2015, adopted a resolution proposing and declaring advisable said amendments. All of the stockholders of the Corporation entitled to vote have, at a meeting of the stockholders of the Corporation duly held on October 27, 2015, adopted a resolution approving said amendments.

FOURTH: Said amendments were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: All other provisions of the Certificate of Incorporation of the Corporation shall remain in full force and effect.

SIXTH: Said amendments shall be effective upon the filing of this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duty authorized officer as of the 9th day of March, 2016..

COURTSIDE GROUP, INC.

By:	/s/ Gary J. Yusko
Gary J. Yusko
Treasurer